For Immediate Release Date: October 22, 2004 Contact: Ellie King, Assistant Secretary 630 Godwin Avenue Midland Park, NJ 07432 201-444-7100 3 pages total

PRESS RELEASE

Stewardship Financial Corporation Announces
Record Quarterly Earnings for the Third Quarter, 2004

Midland Park, NJ — October 22, 2004 — Stewardship Financial Corporation (OTC:SSFN.OB), parent of Atlantic Stewardship Bank, announced today net income for the nine (9) months ended September 30, 2004, of $2.8 million, or $0.84 basic earnings per share, an increase of 8.0% and 6.3% in net income and basic earnings per share respectively, as compared to net income of $2.6 million, or $0.79 per share, for the same nine (9) month period in 2003. Diluted earnings per share were $0.83 for the nine (9) months ended September 30, 2004, an increase of 6.4% over the diluted earnings per share of $0.78 for the nine (9) months ended September 30, 2003.

For the three (3) months ended September 30, 2004, Stewardship Financial Corporation reported net income of $1.0 million or $0.30 basic earnings per share, an increase of 13.3% and 11.1% respectively, as compared to net income of $895,000, or $0.27 basic earnings per share, for the same three (3) month period in 2003. Diluted earnings per share were $0.29 for the three (3) months ended September 30, 2004, an increase of 11.5% over the diluted earnings per share of $0.26 for the three (3) months ended September 30, 2003. Earnings per share data has been restated to reflect a 5% stock dividend payable November 15, 2004, and a 5% stock dividend paid November 15, 2003.

President and CEO, Paul Van Ostenbridge, stated, “The bank continues to increase its commercial and construction mortgage loan balances. In addition, the home equity outstandings continue to grow at a steady pace. The loan growth, combined with a restructuring of deposits to a greater percentage of core deposits, has resulted in stronger corporate earnings.

Stewardship Financial Corporation’s total assets reached $398.8 million at September 30, 2004, compared to $375.4 million at September 30, 2003, resulting in growth of 6.2%. Total deposits were $340.7 million at September 30, 2004, compared to $336.1 million a year ago, resulting in growth of 1.4%. Total stockholders’ equity increased 13.2% to $29.6 million at September 30, 2004, compared to $26.1 million a year ago.

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2), Pequannock, Ridgewood, Waldwick, and Wayne (3), New Jersey. The bank is known for tithing ten percent of its pre-tax profits to Christian and local charities.

Stewardship Financial Corporation
Financial Highlights
(unaudited)
(In thousands, except per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2004	2003	2004	2003
Selected Operating Data:
Total interest income	$15,643	$13,940	$5,308	$4,704
Total interest expense	3,578	3,425	1,137	1,070

Net interest income before provision
for loan loss	12,065	10,515	4,171	3,634
Provision for loan loss	390	315	150	90

Net interest income after provision
for loan loss	11,675	10,200	4,021	3,544

(Losses) gains on sales of securities	(4)	49	--	22
Gain on sales of other real estate	--	54	--	--
Other noninterest income	2,032	2,148	674	755

	2,028	2,251	674	777

Noninterest expense	9,283	8,422	3,097	2,934

Income before income tax expense	4,420	4,029	1,598	1,387
Income tax expense	1,602	1,419	584	492

Net income	$2,818	$2,610	$1,014	$895

Basic earnings per share	$0.84	$0.79	$0.30	$0.27
Diluted earnings per share	$0.83	$0.78	$0.29	$0.26

	At September 30,
	2004	2003
Selected Financial Data:
Total assets	$398,826	$375,433
Total loans, net of deferred loan fees	276,523	252,487
Allowance for loan losses	3,155	2,791
Total deposits	340,694	336,109
Stockholders' equity	29,556	26,104

	At or for the nine month period ended September 30,
	2004	2003
Selected Financial Ratios:
Annualized return on average assets (ROA)	0.94%	1.00%
Annualized return on average equity (ROE)	13.43%	13.87%
Tier 1 equity to total assets	9.17%	8.82%
Book value per share	$8.79	$7.89

All share data has been restated to include the effect of a 5% stock dividend paid in November, 2003, a 3 for 2 stock split paid July 1, 2003 and a 5% dividend payable November, 2004.